Exhibit 2.6

October 31, 2011

Perma-Fix Environmental Services, Inc.
8302 Dunwoody Place, Suite 250
Atlanta, Georgia 30350
Attention: Dr. Louis F. Centofanti, Chairman,
President, and Chief Executive Officer

Homeland Security Capital Corporation
4601 North Fairfax Drive
Arlington, Virginia 22203
Attention: C. Thomas McMillen
Chief Executive Officer

Safety & Ecology Holdings Corporation
2800 Solway Road
Knoxville, Tennessee 37931
Attention: Christopher Leichtweis
Chief Executive Officer

Re:	Prepayment of $500,000 of Principal of the Note

Gentlemen:

We refer to the Stock Purchase Agreement, dated July 15, 2011 (the “Purchase Agreement”), by and among Perma-Fix Environmental Services, Inc. (“PESI”), Homeland Security Capital Corporation (“Parent”), and Safety & Ecology Holdings Corporation (the “Company”), and the Note attached thereto as Exhibit A.  Unless otherwise defined in this letter, the capitalized terms in this letter shall have the meanings ascribed to them in the Purchase Agreement and the Note, as applicable.

The parties hereby agree, pursuant to Section 3 of the Note, that PESI will prepay $500,000 of the principal amount payable under the Note, without interest or penalty, to Parent by no later ten days after the Closing.  The whole $500,000 prepayment shall be applied against the principal amount of the Note.

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The parties hereto have caused this letter regarding the prepayment of the Note to be signed by their duly authorized representatives as of the date first set forth above.

PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation

By:	/s/ Ben Naccarato
Name:	Ben Naccarato
Title:	CFO

(“PESI”)

HOMELAND SECURITY CAPITAL CORPORATION, a Delaware corporation

By:	/s/ C. Thomas McMillen
Name:	C. Thomas McMillen
Title:	CEO

(“Parent”)

SAFETY & ECOLOGY HOLDINGS CORPORATION, a Nevada corporation

By:	/s/ Christopher P Leichtweis
Name:	Christopher P. Leichtweis
Title:	CEO/President

(the “Company”)